Exhibit (g)(7)

[Registered Investment Company Letterhead]

November 25, 2025

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Attention: Nermina Malicbegovic, AVP

Re: Fundsmith Equity ETF (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 20.6, the Additional Funds and Portfolios provision, of the Master Custodian Agreement dated as of September 7, 2018, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Fund under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.7.1 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

Fundsmith Equity ETF

By:	/s/ Lucas Foss
Name:	Lucas Foss
Title:	President	, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A Foutes
Name:	Michael A Foutes
Title:	Senior Vice President	, Duly Authorized

Effective Date:

Information Classification: Limited Access

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Management investment companies registered with the sec and portfolios thereof, if any

ALPS Series Trust

Fundsmith Equity ETF

Information Classification: Limited Access